Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No 333-183461) of Lifevantage Corporation (the “Company”) of our report dated September 10, 2012 with respect to the consolidated balance sheets of the Company as of June 30, 2012 and 2011 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit and cash flows for the years ended June 30, 2012 and 2011, which report appears in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 10, 2012.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

September 10, 2012